UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________

RemoteMDx, Inc.
(Exact name of registrant as specified in its charter)
_____________

Utah	87-0543981
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.

150 West Civic Center Drive, Ste. 400
Sandy, Utah 84070
(801) 563-7171

(Address of Principal Executive Offices and Zip Code
and Telephone Number of Issuer)
Compensation Agreements
and
Stock Option Grants

________________________________

David G. Derrick, CEO
RemoteMDx, Inc.
150 West Civic Center Drive, Ste. 400
Sandy, Utah 84070
(801) 563-7171

(Name, address and telephone number, including area code,
of agent for service)

Copies to:
Wayne Swan, Esq.
Durham Jones & Pinegar PC
111 East Broadway, Suite 900
Salt Lake City, Utah 84111
(801) 415-3000

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Shares, par value $.0001 per share, subject to stock awards, stock options, or stock warrants granted or to be granted to employees, directors or consultants pursuant to compensation agreements	2,710,000 shares	$ 2.30	$ 6,233,000	$ 192

(1) This Registration Statement also covers an indeterminate number of Common Shares that may be issuable by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)  Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based upon the last sale price of the common stock on September 10, 2007.

(3) $30.70 per $1,000,000 of aggregate offering price, pursuant to Section 6(b) of the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees and consultants as specified by Rule  428(b)(1).  Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a)of the Securities Act of 1933, as amended (the "Securities Act").

Item 2.	Registration Information and Employee Plan Annual Information.

Registrant shall provide to the Participant, without charge, upon oral or written request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The Registrant shall also provide to the Participant, without charge, upon oral or written request, all of the documents required to be delivered to the Participant pursuant to Rule 428(b). Any and all such requests shall be directed to the Registrant at the address set forth on the cover page hereof. Its telephone number is (801) 563-7171.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by RemoteMDx, Inc. (the "Company") are incorporated herein by reference:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006;

(b)  The Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2006;

(c)  The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007;

(d)  The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007;

(e)  Description of the class of securities of the Company to be offered, (incorporated by reference to the Registration Statement of the Company previously filed, pursuant to which the class of Common Stock of the Company was registered under the Securities Exchange Act of 1934, as amended).

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Sections 16-10a-841 and 16-10a-842 Revised Business Corporation Act of Utah, together with Articles IV and V of the Articles of Incorporation of the Company, provide for indemnification of the Company's directors, officers, employees, fiduciaries or agents, subject to the Company's determination in each instance that indemnification is in accordance with the standards set forth in the Utah Law.  The Company may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the Company against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the Company would have power to indemnify him or her against the same liability under the provisions of the Articles of Incorporation.  See Articles IV and V of the Company's Articles of Incorporation, which are incorporated herein by reference and which qualify the foregoing summary statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4(a)	Form of Stock Option Grant and Agreement between the Company and certain directors, officers and employees of the Company.

4(b)	Form of Stock Award Letter.

5	Opinion of Durham Jones & Pinegar P.C.

23(a)	Consent of Hansen, Barnett & Maxwell, P.C.

23(b)	Consent of Durham Jones & Pinegar PC (included in the opinion filed as Exhibit 5 to this Registration Statement).

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(a)          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnity provisions incorporated by reference in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, September 14, 2007.

RemoteMDx, Inc.

By	/s/ David G. Derrick
David G. Derrick
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints   David G. Derrick his attorney-in-fact, with the power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement (including post effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange   Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Dated

/s/ David G. Derrick	Chief Executive Officer and	9/14/07
David G. Derrick	Chairman of the Board of Directors

/s/ Michael G. Acton	CFO	9/14/07
Michael G. Acton

/s/ James Dalton	Director	9/14/07
James Dalton

/s/ Peter McCall	Director	9/14/07
Peter McCall

/s/ Robert Childers	Director	9/14/07
Robert Childers

/s/ Larry Schafran	Director	9/14/07
Larry Schafran

/s/ David Hanlon	Director	9/14/07
David Hanlon

EXHIBIT INDEX

Exhibits

4(a)	Form of Stock Option Grant and Agreement between the Company and certain directors, officers and employees of the Company.

4(b)	Form of Stock Award Letter.

5	Opinion of Durham Jones & Pinegar P.C.

23(a)	Consent of Hansen, Barnett & Maxwell, P.C.

23(b)	Consent of Durham Jones & Pinegar PC (included in the opinion filed as Exhibit 5 to this Registration Statement).